Exhibit 10.1

Party

April 12, 2004

Ness Energy International, Inc.

4201 1-20 East Service Road

Willow Park, Texas 76087

Attention: Mr. Sha Stephens

Re: Lease Purchase and AMT Agreement Barnett Shale Project

Parker County, Texas

This letter will evidence the agreement of (“Buyer”) to purchase an undivided eighty-five (85%) percent of the leasehold interests of Ness Energy International, Inc. (Seller’) in and to the Oil and Gas Leases, covering approximately 6,306 acres of land in Parker County, Texas, identified on the Schedule of Leases attached hereto as Exhibit “A” (which Schedule was prepared by Seller, and reflects the gross acres and net mineral acres covered by each Lease), together with all property and rights incident thereto or derived from such leasehold interests; all of the foregoing properties, rights and interests being hereinafter referred to as the “Leases”. Buyer’s agreement to purchase the Leases shall be subject to the following terms and conditions:

1.     The purchase price for the Leases shall be $150.00 per net mineral acre covered by 100% of the leasehold interest in the Leases. To expedite the closing of this transaction, Buyer will utilize the net acres represented by Seller in calculation of the purchase price, being a total of 6,306 net mineral acres covered by the Leases, for an initial total purchase price of $945,900.00, payable to Seller at closing. Appropriate adjustments to the purchase price will be made at closing, and as hereinafter provided, in the event it is determined that the net mineral leasehold acres actually covered by any of the Leases is less than represented on Exhibit “A”.

2.     It is understood that Seller currently operates wells on the Leases producing from the Bend Conglomerate formation. Seller will retain all interests in and responsibility for such existing wells, together with all production obtained from such wells as to formations from the surface of the land to the base of the Bend Conglomerate formation. However, as to any wells drilled on the land by Buyer under the terms of the Operating Agreement provided for herein, Seller shall only be entitled to an undivided 15% of the production attributable to the leasehold interest, with Buyer owning the remaining 85% of the interest. Seller shall have the right to drill no more than five (5) additional wells per year down to the Bend Conglomerate formation, provided that any such well is at a mutually agreed upon location and outside of the boundaries of the 40 acre proration unit (that would be formed for production from the Bend Conglomerate formation) surrounding any Barnett Shale formation well drilled by Buyer under the terms of the Operating Agreement. Seller will offer Buyer the right to participate with an un-promoted 15% working interest in any of such well so drilled to the Bend Conglomerate formation. It being the express agreement of Seller and Buyer that production from any formation (irrespective of depth) producing from, or identified as productive in, a well drilled under the terms of the Operating Agreement will be owned by the parties as set forth in such Operating Agreement.

3.     At closing Seller will deliver to Buyer an assignment of an undivided 85% interest in the Leases, providing a special warranty of title from Seller. Seller represents that it will deliver to Buyer such undivided working interest (with at least a proportionate 75% net revenue interest) in each Lease as to all depths and formations.

4.     All operations conducted on the Leases after closing.(other than drilling by Seller to the Bend Conglomerate formation, as limited by the other provisions of this agreement), will be conducted by Buyer, as Operator, in accordance with all terms and conditions of an Operating Agreement in the form attached hereto as Exhibit “B”. Such Operating Agreement will be executed by the parties at closing including all lands covered by the Leases in the Contract Area, and will be incorporated by reference in the assignment delivered at closing.

5.     The effective date of the transaction shall be on the date of closing, with closing to occur no later than April 12, 2004. At closing, Seller will deliver to Buyer all of Seller’s and Seller’s agent’s files related to the Leases.

6.     Upon execution of this agreement, Seller will permit Buyer to have access to Seller’s records to permit Buyer to review the terms of the Leases, and to review all contracts, agreements, title runs and records of Seller that relate to the Leases. It is understood that formal examination of the title to the Leases and lands covered thereby will not occur until after closing, and most probably in connection with the drilling and development of the lands. If the subsequent review of the title confirms that prior to closing Seller did not hold merchantable title to the net mineral leasehold acres represented to be contained in any Lease, then the purchase price for such Lease will be adjusted and Seller will promptly refund to Buyer an amount equal to $150.00 multiplied by the difference between the net mineral acres actually covered by the Lease and the net mineral acres represented on Exhibit “A” to be covered by the Lease. Such adjustment will be made on a Lease by Lease basis. Any sums owing by Seller to Buyer under the terms of this provision, may be collected by Buyer, as Operator, under the terms and provisions of the Operating Agreement.

7.     Closing of the transaction evidenced by this agreement is expressly made subject to the subsequent title approval of the Leases by Buyer, and reduction of the purchase price due to title defects and shortages in net mineral acres covered as provided herein. Seller and Buyer agree that all representations of Seller related to the net mineral acres covered by the Leases will survive at the closing for this purpose.

8.     An area of mutual interest is established encompassing acreage outlined in Exhibit “C” (the “AIVH”). The AIV11 shall remain in effect for a period of one (1) year from April 1, 2004 (the “AMI Term”), unless terminated at an earlier date by the mutual agreement of the parties. During the AIvil Term, Seller and Buyer will attempt to acquire oil and gas interests or leasehold estates covering lands located within the AMI (“Leases”). Buyer will have the right to acquire an undivided 85% and Seller will have the right to acquire 15% (free and clear of any costs associated with the acquisition thereof) in each Lease acquired within the AMI, as follows:

(A)     Whenever Seller or Buyer acquires or intends to acquire a Lease, will promptly deliver an Acquisition Notice to the other party, setting forth the leasehold bonus, primary term, and royalty and other leasehold burdens; a copy of the Lease or Leases; a description of any unusual or non-standard terms in any Lease, if no copy is available; the nature, location, and description of the interests and lands covered; and, all cost, title, contract, and other relevant information pertaining to the Lease or Leases or the acquisition thereof. Within five (5) business days following receipt of such Notice, the receiving party shall advise the notifying party in writing of its election whether to participate in the Lease acquisition. An election to participate shall constitute an agreement by Buyer to (i) acquire an undivided 85% interest in the Lease and (ii) bear 100% of the cost of the leasehold bonus paid to acquire the Lease.

(B)     If an Acquisition Notice covers more than one Lease, either party’s right to participate in the acquisition may be exercised on a Lease by Lease basis. Likewise, if any Lease covers lands located partially inside and outside the AMI, the right to participate in the acquisition of the Lease shall be applicable to all lands covered by the Lease, and if both parties participate in the acquisition, the AMI shall be automatically expanded to include all lands covered by the Lease.

(C)     The partial assignment delivered to the other party at the time of such acquisition, shall contain a special warranty of title, and be free and clear of all liens and encumbrances. Contemporaneously with the delivery of the assignment, Buyer shall pay to Seller the bonus paid to the lessor in connection with the acquisition of the Lease, if such Lease was acquired by Seller. Provided that, until Seller has delivered Buyer an undivided 85% interest in 6,306 net mineral acres, the bonus obligation of Buyer will not exceed $150 per net mineral acre. Additionally, the parties will enter into an Operating Agreement, on the form attached hereto as Exhibit “B”, to cover any operations conducted upon lands covered by the Lease.

9.     This letter agreement and its contents are intended to be confidential between the parties, and are not to be discussed with or disclosed to any third party or the public. Neither party will make any public disclosure or press release related to the transaction or development of the jointly owned leases, except as may be required by contract, law, or securities exchange regulations; provided that, even as to press releases deemed necessary by Seller, in no event will Seller identify Buyer, by name or otherwise, (except as a “large independent energy company”), without the prior written consent of Buyer’s Investor Relations Department, which consent is unlikely to be granted. Additionally, neither Seller nor Buyer will ever characterize or refer to this transaction or any Operating Agreement as a partnership agreement, since no partnership has been or will be formed between the parties hereto.

10.     After the closing of this transaction, Buyer will notify Seller on or before sixty (60) days prior to the expiration of any existing Lease, in the event Buyer is not taking, or does not intend to take, necessary action to maintain the Lease in accordance with its terms. Upon such notification, Seller will have full rights to commence drilling operations before the expiration of the Lease; and if Seller does commence drilling operations and maintains the Lease, Buyer will assign all interest in such Lease to Seller.

11.     This Lease Purchase and AMI Agreement is intended to amend, supplement and replace that certain Lease Purchase Agreement dated March 11, 2004, executed by Buyer and Seller herein.

If the terms and conditions set forth above meet with your approval, please so indicate by signing and returning (by fax and regular mail) one copy of this letter agreement to the attention of the undersigned.

PARTY

ACCEPTED AND AGREED TO THIS 12 DAY OF APRIL, 2004.

NESS ENERGY INTERNATIONAL, INC.

Sha Stephens, President